Exhibit 99.1

FBL Financial Group Announces Suspension of Coinsurance Agreement with American Equity

     WEST DES MOINES, Iowa--(BUSINESS WIRE)--July 30, 2004--FBL Financial Group, Inc. (NYSE:FFG) today announced the suspension of its coinsurance agreement with American Equity Investment Life Insurance Company. As a result of this suspension, FBL will no longer assume new business from American Equity beginning August 1, 2004.
     Under this coinsurance agreement, FBL has been assuming certain fixed and index annuity business written by American Equity. FBL originally entered into this coinsurance agreement in 2001 and assumed 70 percent of this business written from August 1, 2001 to December 31, 2001 and 40 percent written during 2002 and 2003. Beginning in 2004, FBL assumed 20 percent of selected fixed and index annuities. During the life of the coinsurance agreement through June 30, 2004, FBL assumed $2.1 billion in premiums from American Equity.
     As a result of the suspension, no additional transfers of new business will occur unless both FBL and American Equity agree to resume the coinsurance. The premiums already assumed by FBL will be treated as a closed block of business and are expected to continue to generate profits and add to FBL's earnings per share in the future.
     According to FBL Financial Group Chief Executive Officer Bill Oddy, "The coinsurance agreement has been beneficial for both companies. FBL has been able to increase its asset base and its earnings from the business we assumed, while American Equity has been able to continue to grow at times when they were otherwise capital constrained."
     Oddy continued, "The suspension of the coinsurance agreement is timely for both companies, as we at FBL experience growth by broadening our distribution through our subsidiary, EquiTrust Life Insurance Company, and for American Equity, because of its enhanced capital position following its IPO."
     FBL will announce its second quarter 2004 earnings after the close of market on Tuesday, August 3, 2004 and hold a conference call on Wednesday, August 4, 2004 at 11:00 a.m. ET. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.fblfinancial.com.

     FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) internal growth within its traditional Farm Bureau distribution network, (2) alliances and other distribution channels and (3) consolidations.

     FFG-1

     CONTACT: FBL Financial Group, Inc., West Des Moines
              Jim Noyce, 515-225-5599
              jnoyce@fbfs.com